Filed Pursuant to Rule 433
Registration No. 333-210556
Free Writing Prospectus dated November 28, 2016

PRICING TERM SHEET

Issuer:	DTE Energy Company

Security:	2016 Series F 6.00% Junior Subordinated Debentures due 2076 (the “Junior Subordinated Debentures”)

Format:	SEC Registered

Size:	$280,000,000

Over-allotment Option:	None.

Maturity Date:	December 15, 2076

Coupon:	6.00%

Interest Payment Dates:	March 15, June 15, September 15, and December 15 commencing on March 15, 2017

Interest Deferral:	Up to 40 consecutive quarters; deferred interest will accrue and compound quarterly at an annual rate of 6.00%, as permitted by law

Price to Public:	$25.00

Par Call:	At any time, in whole or from time to time in part, on or after December 15, 2021, at 100% plus accrued and unpaid interest to but excluding the redemption date

Tax Event Call:	At any time prior to December 15, 2021, in whole but not in part, at 100% plus accrued and unpaid interest to but excluding the redemption date

Rating Agency Call:	At any time prior to December 15, 2021, in whole but not in part, at 102% plus accrued and unpaid interest to but excluding the redemption date

Trade Date:	November 28, 2016

Settlement Date:	T+7; December 7, 2016

Expected Listing:	NYSE

CUSIP / ISIN:	233331 867 / US2333318671

Denominations:	$25.00 and integral multiples thereof

Anticipated Ratings*: (Moody’s/S&P/Fitch)	Baa2 (Stable) / BBB- (Stable) / BBB- (Negative)

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated UBS Securities LLC Wells Fargo Securities, LLC

Co-Managers:	Mizuho Securities USA Inc. MUFG Securities Americas Inc. TD Securities (USA) LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, UBS Securities LLC toll-free at 1-888-827-7275 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

2